UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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COCRYSTAL PHARMA, INC.
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-i-

Cocrystal Pharma, Inc.
1860 Montreal Road
Tucker, Georgia 30084
(678) 892-8800

To the Shareholders of Cocrystal Pharma, Inc.

We are pleased to invite you to attend the 2016 Annual Meeting of the shareholders of Cocrystal Pharma, Inc., which will be held at 1860 Montreal Road, Tucker, Georgia 30084 at 1:00 p.m. EST on July 28, 2016 at the above address, for the following purposes:

1.     To elect members to our Board of Directors;

2.     To approve an amendment to our Certificate of Incorporation to effect any of three reverse stock splits;

3.     To ratify the appointment of our independent registered public accounting firm for fiscal year 2016; and

4.     For the transaction of such other matters as may properly come before the Annual Meeting.

Cocrystal’s Board of Directors has fixed the close of business on June 6, 2016 as the record date for a determination of shareholders entitled to notice of, and to vote at, this Annual Meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on July 28, 2016: This Proxy Statement and our Form 10-K are available at: https://www.proxyvote.com

If You Plan to Attend

Please note that space limitations make it necessary to limit attendance to shareholders. Registration and seating will begin at noon. Shares can be voted at the meeting only if the holder is present in person or by valid proxy.

For admission to the meeting, each shareholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If you do not plan on attending the meeting, please vote your shares via the Internet, by phone or by signing and dating the enclosed proxy and return it in the business envelope provided. Your vote is very important.

By the Order of the Board of Directors:

/s/ Jeffrey Meckler
Jeffrey Meckler
Chief Executive Officer

Dated: June 17, 2016

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by phone or by signing, dating, and returning the enclosed proxy card will save us the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Your vote is important, so please act today

Cocrystal Pharma, Inc.
1860 Montreal Road
Tucker, Georgia 30084
(678) 892-8800

2016 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

Why am I receiving these materials?

These proxy materials are being sent to the holders of shares of the voting stock of Cocrystal Pharma, Inc., a Delaware corporation, which we refer to as “Cocrystal” or the “Company,” in connection with the solicitation of proxies by our Board of Directors, which we refer to as the “Board,” for use at the 2016 Annual Meeting of Shareholders to be held at 1:00 p.m. on July 28, 2016 at 1860 Montreal Road, Tucker, Georgia. The proxy materials relating to the Annual Meeting are first being mailed to shareholders entitled to vote at the meeting on or about June 20, 2016. A copy of our Form 10-K for the year ended December 31, 2015 is being mailed concurrently with this Proxy Statement.

Who is Entitled to Vote?

Our Board has fixed the close of business on June 6, 2016 as the record date for a determination of shareholders entitled to notice of, and to vote at, this Annual Meeting or any adjournment thereof. On the record date, there were 704,255,413 shares of common stock outstanding. Each share of Cocrystal common stock represents one vote that may be voted on each matter that may come before the Annual Meeting. As of the record date, Cocrystal had issued no preferred stock which is entitled to vote.

What is the difference between holding shares as a record holder and as a beneficial owner?

If your shares are registered in your name with our transfer agent, Equity Stock Transfer, you are the “record holder” of those shares. If you are a record holder, these proxy materials have been provided directly to you by Cocrystal.

If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by that organization. As the beneficial owner, you have the right to instruct this organization on how to vote your shares.

Who May Attend the Meeting?

Record holders and beneficial owners may attend the Annual Meeting. If your shares are held in street name, you will need to bring a copy of a brokerage statement or other documentation reflecting your stock ownership as of the record date. Please see below for instructions on how to vote at the Annual Meeting if your shares are held in street name.

How Do I Vote?

Record Holder

1.	Vote by Internet. The website address for Internet voting is on your proxy card.
2.	Vote by phone. Call 1 (800) 690-6903 and follow the instructions on your proxy card.
3.	Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).
4.	Vote in person. Attend and vote at the Annual Meeting.

If you vote by Internet or phone, please DO NOT mail your proxy card.

Beneficial Owner (Holding Shares in Street Name)

1.	Vote by Internet. The website address for Internet voting is on your vote instruction form.
2.	Vote by mail. Mark, date, sign and mail promptly the enclosed vote instruction form (a postage-paid envelope is provided for mailing in the United States).
3.	Vote in person. Obtain a valid legal proxy from the organization that holds your shares and attend and vote at the Annual Meeting.

What constitutes a Quorum?

To carry on the business of the Annual Meeting, we must have a quorum. A quorum is present when a majority of the outstanding shares of stock entitled to vote, as of the record date, are represented in person or by proxy. Shares owned by Cocrystal are not considered outstanding or considered to be present at the Annual Meeting. Broker non-votes (because there are routine matters presented at the Annual Meeting) and abstentions are counted as present for the purpose of determining the existence of a quorum.

What happens if Cocrystal is unable to obtain a Quorum?

If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit solicitation of proxies.

 What is a broker non-vote?

If your shares are held in street name, you must instruct the organization who holds your shares how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any non-routine proposal. This vote is called a “broker non-vote.”  Except for Proposal 2, broker non-votes do not count as a vote “FOR” or “AGAINST” any of the proposals.

If you are the shareholder of record, and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting. If your shares are held in street name and you do not provide specific voting instructions to the organization that holds your shares, the organization may generally vote at its discretion on routine matters, but not on non-routine matters. If you sign your vote instruction form but do not provide instructions on how your broker should vote, your broker will vote your shares as recommended by our Board on any non-routine matter. See the note below and the following question and answer.

Important Rule Affecting Beneficial Owners Holding Shares In Street Name

Brokers may not use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. Please submit your vote instruction form so your vote is counted.

Which Proposals are considered “Routine” or “Non-Routine”?

Proposal 1 is non-routine and Proposals 2 and 3 are routine.

How are abstentions treated?

Abstentions only have an effect on the outcome of any matter being voted on that requires approval based on our total voting stock outstanding. Thus, abstentions have no effect on any of the proposals except for Proposal 2.

How Many Votes are Needed for Each Proposal to Pass, is Broker Discretionary Voting Allowed and What is the Effect of an Abstention?

Proposals	Vote Required	Broker Discretionary Vote Allowed	Effect of Abstentions on the Proposal

1. To elect the board of directors	Plurality of the votes present at meeting in person or by proxy	No	No effect

2. To approve a reverse stock split	Majority of the outstanding shares	Yes	Vote against

3. To ratify the appointment of our independent registered public accounting firm for fiscal year 2016	Majority of the votes present at meeting in person or by proxy	Yes	No effect

What are the Voting Procedures?

In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. With regard to the remaining proposals, you may vote in favor of each proposal or against each proposal, or in favor of some proposals and against others, or you may abstain from voting on any of these proposals. You should specify your respective choices on the accompanying proxy card or your vote instruction form.

Is My Proxy Revocable?

You may revoke your proxy and reclaim your right to vote up to and including the day of the Annual Meeting by giving written notice to the Corporate Secretary of Cocrystal, by delivering a proxy card dated after the date of the proxy or by voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: Cocrystal Pharma, Inc., 1860 Montreal Road, Tucker, Georgia 30084, Attention: Corporate Secretary.

Who is Paying for the Expenses Involved in Preparing and Mailing this Proxy Statement?

All of the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies will be paid by Cocrystal. In addition to the solicitation by mail, proxies may be solicited by our officers and regular employees by telephone or in person. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and we may reimburse such persons for reasonable out of pocket expenses incurred by them in so doing. We may hire an independent proxy solicitation firm.

What Happens if Additional Matters are Presented at the Annual Meeting?

Other than the items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you submit a signed proxy card, the persons named as proxy holders, Messrs. Jeffrey Meckler and Walt Linscott, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

What is “householding” and how does it affect me?

Record holders who have the same address and last name will receive only one copy of their proxy materials, unless we are notified that one or more of these record holders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other record holders with whom you share an address, receive multiple copies of these proxy materials, or if you hold Cocrystal stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our Corporate Secretary at: 1860 Montreal Road, Tucker, Georgia 30084.

If you participate in householding and wish to receive a separate copy of these proxy materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact our Corporate Secretary as indicated above. Beneficial owners can request information about householding from their brokers, banks or other holders of record.

Do I Have Dissenters’ (Appraisal) Rights?

Appraisal rights are not available to Cocrystal shareholders with respect to any of the proposals brought before the Annual Meeting.

Can a Shareholder Present a Proposal To Be Considered At the 2017 Annual Meeting?

If you wish to submit a proposal to be considered at the 2017 Annual Meeting, the following is required:

●
For a shareholder proposal to be considered for inclusion in Cocrystal’s Proxy Statement and proxy card for the 2017 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, which we refer to as the “Exchange Act,” our Corporate Secretary must receive the written proposal no later than February 20, 2017, which is 120 calendar days prior to the one-year anniversary of the date Cocrystal’s Proxy Statement was mailed to shareholders in connection with this Annual Meeting. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored materials.

●
Our Bylaws include advance notice provisions that require that shareholders who desire to recommend or nominate individuals to the Board or who wish to present a proposal at the 2017 Annual Meeting must do so in accordance with the terms of the advance notice provisions. For a shareholder proposal or a nomination that is not intended to be included in Cocrystal’s Proxy Statement and proxy card under Rule 14a-8, our Corporate Secretary must receive the written proposal no later than 90 calendar days prior to the 2017 Annual Meeting. However, in the event that less than 100 days’ notice of public disclosure of the date of the meeting is given to shareholders, notice by the shareholder to be timely must be received no later than close of business on the 10th day after public disclosure of the date of the 2017 Annual Meeting is made. If a shareholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-8 under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate. Your notice must contain the specific information set forth in our Bylaws.

A nomination or other proposal will be disregarded if it does not comply with the above procedures. All proposals and nominations should be sent to Cocrystal Pharma, Inc., 1860 Montreal Road, Tucker, Georgia 30084, Attention: Corporate Secretary.

We reserve the right to amend our Bylaws and any change will apply to the 2017 Annual Meeting unless otherwise specified in the amendment.

Interest of Officers and Directors in Matters to Be Acted Upon

Except in the election to our Board of the nominees set forth herein, none of our officers or directors have any interest in any of the matters to be acted upon at the Annual Meeting. To the extent our officers or directors are also shareholders of the Company, they will be affected by any amendment of our Certificate of Incorporation, described in Proposal 2, to the same extent as all of our shareholders.

The Board Recommends that Shareholders Vote “For” Proposal Nos. 1, 2, and 3.

PROPOSAL 1.

ELECTION OF DIRECTORS

Pursuant to the authority granted to our Board under our Bylaws, the Board has fixed the number of directors constituting the entire Board at seven. All seven directors are to be elected at the Annual Meeting, each to hold office until the 2017 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified.  Although management does not anticipate that any nominee will be unable or unwilling to serve as a director, in the event of such an occurrence, proxies may be voted in the discretion of the persons named in the proxy for a substitute designated by the Board, unless the Board decides to reduce the number of directors constituting the Board.

NOMINEES FOR DIRECTOR

The following sets forth information provided by the nominees as of the record date. All of the nominees are currently serving as directors of Cocrystal. All of the nominees have consented to serve if elected by our shareholders.

Name	Age	Position

Raymond Schinazi	65	Chairman

Gary Wilcox	68	Vice Chairman

Jeffrey Meckler	49	Chief Executive Officer and Director

David Block	56	Director

Phillip Frost	79	Director

Jane Hsiao	68	Director

Steven Rubin	55	Director

Director Nominee Biographies

Raymond Schinazi, Ph.D., Chairman

Dr. Schinazi was appointed Co-Chairman of the Board in connection with the merger of Cocrystal Pharma, Inc. and RFS Pharma, LLC (the “RFS Pharma Merger”) as of November 25, 2014.  Since March 11, 2015, Dr. Schinazi has served as Chairman of the Board.  Dr. Schinazi is the Founder and President of RFS Pharma, LLC, a position he held beginning in 2004.  Dr. Schinazi has been at Emory University since 1978 and currently serves as the Frances Winship Walters Professor of Pediatrics and Director of the Laboratory of Biochemical Pharmacology at Emory University. Since 1983, Dr. Schinazi has been affiliated with the Atlanta Department of Veterans Affairs and currently serves as Senior Research Career Scientist. He is also the Director of the Scientific Working Group on Viral Eradication for the NIH-sponsored Emory University Center for AIDS Research (CFAR). In addition, Dr. Schinazi currently serves as a Governing Trustee for the Foundation for AIDS Research (amfAR) and serves as a non-executive Director of Gliknik Inc. and also reViral Ltd.

Dr. Schinazi’s qualifications to serve on our Board include being the founder of multiple successful biotechnology companies and his extensive experience and his technical expertise in drug discovery and development.  Dr. Schinazi was also appointed as a result of being the Founder and President of RFS Pharma, LLC.

Gary Wilcox, Ph.D., Vice-Chairman

Dr. Wilcox has been a director of Cocrystal since January 2, 2014.  From January 2, 2014 until March 11, 2015, Dr. Wilcox served as the Chairman of the Board (Co-Chairman beginning November 25, 2014) and Chief Executive Officer of Cocrystal.  He is a co-founder of Cocrystal Discovery, Inc. (“Cocrystal Discovery”) and served as its Chief Executive Officer from 2007 through March 2015.  Since 2012 Dr. Wilcox has been a director of the Daily Journal Corporation (NASDAQ:DJCO) a publisher of newspapers, websites and California Lawyer magazine. He was Executive Vice President of Operations and a member of the board of directors of Icos Corporation from 1993-2007, where he played a key role in the development of Cialis, a drug with annual sales of $2 billion. In 1982, Dr. Wilcox co-founded Ingene Inc., serving as its Chairman, President and CEO through private financings, an IPO and a successful merger with XOMA Corporation (NASDAQ:XOMA) in 1989.  From 1989-1993 he was Vice Chairman of the Board of Directors and Executive Vice President of Xoma.  From 1974 until 1984, Dr. Wilcox was a Professor of Microbiology and a member of the Molecular Biology Institute at UCLA. He has served on 15 boards of directors including Nasdaq, New York and London Stock Exchange companies as well as private technology companies.

Dr. Wilcox’s qualifications to serve on our Board include his 30 years of experience as an executive in biotechnology companies, and his technical expertise in drug discovery and development.  Dr. Wilcox was originally appointed Chairman of the Board and Chief Executive Officer in connection with the January 2014 merger with Cocrystal Discovery.

Jeffrey Meckler, Chief Executive Officer and Director

Mr. Meckler was appointed as a director in connection with the RFS Pharma Merger as of November 25, 2014.   Since March 31, 2015, Mr. Meckler has served as the Company’s Chief Executive Officer.  Since 2009, Mr. Meckler has been the Managing Director of The Andra Group, a life sciences consulting firm.  Since 2012, Mr. Meckler has served on the Board of Directors of QLT, Inc. (NASDAQ:QLTI), an ultra-orphan ophthalmic biotechnology company and since 2014, he has also served on the Board of Directors of Retrophin, Inc. (NASDAQ:RTRX), also an orphan biopharmaceutical company focused on the treatment of catastrophic diseases. Previously, from 2011 to 2012, Mr. Meckler acted as a Director and Interim CEO of Cypress Bioscience Inc. after its acquisition by Royalty Pharma. He also served as a Director of ClearFarma USA from 2010 to 2012, Kyalin Bioscience from 2011 to 2012 and Alveolus Inc. from 2007 to 2009.

Mr. Meckler’s qualifications to serve on our Board include his extensive experience in the biotechnology industry and his service on the boards of directors of Nasdaq issuers.

David Block, M.D., Director

Dr. Block was appointed a director in connection with the RFS Pharma Merger as of November 25, 2014.  Dr. Block has served since 2007 as President and Chief Executive Officer of Gliknik Inc., a biopharmaceutical company which he founded to create new therapies for people living with cancer and immune disorders. From 1990 through its successful sale in 2002, Dr. Block held a number of commercial positions at DuPont Merck and DuPont Pharmaceuticals, ultimately as EVP of International Operations. He was subsequently COO of Celera Genomics and CEO of venture-funded Ruxton Pharmaceuticals prior to founding Gliknik. Dr. Block has been an active HIV physician at Johns Hopkins since 1992.

Dr. Block’s qualifications to serve on our Board include his experience in the biotechnology industry and his extensive experience and his technical expertise in drug discovery and development.

Phillip Frost, M.D., Director

Dr. Frost has been a director of Cocrystal since January 2, 2014 and has been a director of Cocrystal Discovery since 2008. He is a renowned entrepreneur and philanthropist. He has served as CEO and chairman of OPKO Health Inc. (NYSE:OPK) (“OPKO”), a multi-national pharmaceutical and diagnostics company since 2007.  Dr. Frost was the Chairman of the Board of Teva Pharmaceutical Industries Limited (“Teva”) (NYSE:TEVA) from March 2010 through February 2015, and had previously been Vice Chairman since January 2006 when Teva acquired IVAX Corporation (“IVAX”). Dr. Frost had served as Chairman of the Board of Directors and Chief Executive Officer of IVAX since 1987. He was Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1986. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 until the acquisition of Key Pharmaceuticals by Schering Plough Corporation in 1986. Dr. Frost was named Chairman of the Board of Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS), an investment banking, asset management, and securities brokerage firm in July 2006 and has been a director of Ladenburg Thalmann from 2001 until 2002 and again since 2004. He serves as a member of the Board of Trustees of the University of Miami and as a Trustee of the Miami Jewish Home for the Aged and the Mount Sinai Medical Center. Dr. Frost is also a director of Castle Brands (NYSE MKT:ROX), a developer and marketer of premium brand spirits. Dr. Frost previously served as a director for Continucare Corporation, Northrop Grumman Corp., and Ideation Acquisition Corp., as Governor and Co-Vice-Chairman of the American Stock Exchange (now NYSE MKT), and as a member of the Board of Trustees of the Scripps Research Institute until November 2012.

Dr. Frost has successfully founded several pharmaceutical companies and overseen the development and commercialization of a multitude of pharmaceutical products. This combined with his experience as a physician and chairman and/or chief executive officer of large pharmaceutical companies has given him insight into virtually every facet of the pharmaceutical business and drug development and commercialization process. He is a demonstrated leader with keen business understanding and is uniquely positioned and qualified to serve on our Board of Directors and help guide Cocrystal through a rapid growth period.  Dr. Frost was initially appointed to serve as a director in connection with the January 2014 merger with Cocrystal Discovery.

Jane H. Hsiao, Ph.D., M.B.A., Director

Dr. Hsiao has been a director of Cocrystal since January 2, 2014 and has been a director of Cocrystal Discovery since 2008.  She has served as Vice-Chairman and Chief Technical Officer of OPKO since 2007.  Dr. Hsiao served as the Vice Chairman-Technical Affairs of IVAX from 1995 to January 2006. She served as Chairman, Chief Executive Officer and President of IVAX Animal Health, IVAX’s veterinary products subsidiary, from 1998 to 2006.  Prior to its merger with TransEnterix (NYSE MKT:TRXC), Dr. Hsiao served as Chairman of the Board of SafeSitch Medical, Inc.  She also serves as Chairman of the Board and interim CEO of Non-Invasive Monitoring Systems Inc. (OTC:NIMU), a medical device developer. Dr. Hsiao also currently serves on the board of Neovasc, Inc.  (NYSE:NVC), a company developing and marketing medical specialties in vascular devices.  She previously served as a director for Sorrento Therapeutics, Inc. (NASDAQ:SRNE), a development stage biopharmaceutical company.

Dr. Hsiao’s qualifications to serve on our Board include her background in pharmaceutical chemistry and strong technical expertise, as well as her senior management experience at OPKO and IVAX. In addition, as a result of her role as director and/or chairman of other companies in the biotechnology and life sciences space, she has a keen understanding and appreciation of the many regulatory and development issues confronting pharmaceutical and biotechnology companies.  Dr. Hsiao was initially appointed to serve as a director in connection with the January 2014 merger with Cocrystal Discovery.

Steven D. Rubin, Director

Mr. Rubin has been a director of Cocrystal since January 2, 2014 and a director of Cocrystal Discovery since 2008.  Mr. Rubin has been the Executive Vice President of OPKO since May 2007 and a director of OPKO since February 2007. Mr. Rubin is a member of The Frost Group, LLC, a private investment firm. In addition to OPKO, Mr. Rubin currently serves on the Boards of Directors of IDI, Inc. (formerly Tiger Media, Inc.) (NYSE MKT:IDI), a multi-platform media and information solutions provider, Non-Invasive Monitoring Systems, Inc., a medical device company, Neovasc, Inc., a developer of vascular devices, Kidville, Inc., which operates upscale learning and play facilities for children, Tiger X Medical, Inc. (formerly known as Cardo Medical, Inc.), formerly a medical device company, Sevion Therapeutic, Inc., a clinical stage company building and developing therapeutics for the treatment of cancer and immunological diseases, and Castle Brands, Inc., a marketer of premium spirits. Mr. Rubin previously served on the Board of Directors of Dreams, Inc., a vertically integrated sports licensing and products company, Ideation, TransEnterix, Inc. (formerly SafeStitch Medical, Inc.), a medical device company and PROLOR Biotech, Inc., a development stage biopharmaceutical company prior to its merger with OPKO Health. Mr. Rubin previously served as the Senior Vice President, General Counsel and Secretary of IVAX from August 2001 until September 2006.

Mr. Rubin’s qualifications to serve on our Board include extensive leadership, business, and legal experience, as well as tremendous knowledge of our business and the pharmaceutical industry generally. He has advised pharmaceutical companies in several aspects of business, regulatory, transactional, and legal affairs for more than 24 years. His experience as a practicing lawyer, general counsel, and board member to multiple public companies, including several pharmaceutical and life sciences companies, has given him broad understanding and expertise, particularly relating to strategic planning and acquisitions.  Mr. Rubin was initially appointed to serve as a director in connection with the January 2014 merger with Cocrystal Discovery.

Director Designation Rights

Each of our director nominees has been designated in accordance with the terms of a Stockholder Rights Agreement, dated November 25, 2014, which was entered into in connection with the RFS Pharma Merger.

The Board recommends a vote “For” the election of all of the nominees named above.

CORPORATE GOVERNANCE

Executive Officers

Set forth below is the name and age as of the record date of each of our current executive officers, together with certain biographical information for each of them (other than Jeffrey Meckler for whom biographical information is included above under “Nominees for Election of Directors” above):

Name	Age	Position

Douglas Mayers	62	Chief Medical Officer

Sam Lee	56	President

Walt Linscott	55	General Counsel and Corporate Secretary

Curtis Dale	58	Controller and Interim Chief Financial Officer

Douglas Mayers, Chief Medical Officer

Dr. Mayers was appointed as Chief Medical Officer effective October 1, 2015. Dr. Mayers is a specialist in infectious diseases and has nearly 27 years of medical and clinical development experience spanning all phases of global clinical research and development and commercialization. Most recently, Dr. Mayers spent the past year at the United States Army Medical Research Institute of Infectious Diseases working with colleagues to discover and develop drugs against the Ebola virus. Prior to that he was the Chief Medical Officer and Executive Vice President at Idenix Pharmaceuticals, where he led the Infectious Disease programs since 2007 until the acquisition by Merck in 2014 for $3.85 billion. He led numerous regulatory filings globally, including successful advancement of several anti-HCV candidates to the clinical phase. Prior to Idenix, he was the International Head/Vice President of the Virology Therapeutic Area at Boehringer Ingelheim for six years where he led Phase 1 through 4 clinical studies for HIV and hepatitis programs.

Prior to joining the industry, Dr. Mayers held numerous academic and research positions including Head of Viral and Rickettsial Disease Program; Deputy Director of Infectious Diseases Department; Head of HIV Clinical Studies Program and Department of HIV Disease Prevention at Walter Reed Army Institute of Research and Naval Medical Research Institute. He also served as the Head of Division of Infectious Diseases at Henry Ford Hospital in Detroit, MI. During his 17 years in the Navy and 3 years at Henry Ford, he conducted numerous clinical studies in HIV and other infectious diseases. Additionally, he has previously served on several NIH study sections and on FDA advisory committees. He is the author of over 95 peer-reviewed publications and book chapters. Dr. Mayers received his M.D. from University of Pennsylvania.

Sam Lee, Ph.D., President

Dr. Sam Lee has served as President of Cocrystal since January 2, 2014.  From January 2, 2014 until November 22, 2014, Dr. Lee was a director of Cocrystal.  He is a co-founder of Cocrystal Discovery and has been President and a director of Cocrystal Discovery since 2007.  He has 17 years of anti-infective drug discovery research experience.  Prior to being a co-founder of Cocrystal, he managed anti-infective, oncology, and inflammation drug discovery projects for eight years at ICOS Corporation.  Dr. Lee was responsible for incorporating protein crystallography and structural biology approaches into ICOS research.  He received his Ph.D. in Biological Sciences from the University of Notre Dame, and completed postdoctoral training in viral replication biochemistry with Dr. I. R. Lehman at Stanford University.  While at Stanford, Dr. Lee founded and was Chief Executive Officer of Viral Assays in Cupertino, CA.

Walt Linscott, General Counsel and Corporate Secretary

Mr. Linscott joined Cocrystal as General Counsel and Corporate Secretary in July 2015. From January 2015 through July 2015, he served as Global Strategic Legal Advisor for Thompson Hine, LLP, providing strategic legal advice and business guidance to senior management and Boards of Directors of multinational companies focused on the development of consumer products and human health products in complex emerging markets, the U.S. and European Union. Mr. Linscott's experience as a lawyer spans 25 years and includes serving from January 2011 through December 2014 as General Counsel and Corporate Secretary of Carestream Health, Inc., a $2.5 billion medical/dental device company, leading as Chair of the Life Sciences practice and office managing partner of an international law firm and serving as the Vice President, General Counsel and Corporate Secretary of a branded pharmaceutical company that was sold to Abbott Laboratories.

Curtis Dale, Controller and Interim Chief Financial Officer

Since mid-November 2015, Mr. Dale has acted as Interim Chief Financial Officer.  He joined Cocrystal in September 2015 and served as Controller of Cocrystal. From April 2014 through March 2015, he served as Director of Financial Planning and Analysis for Carestream Dental LLC. Prior to that, from August 2012 through April 2014, he served as Director of Accounting and Finance for Gabriel Brothers, Inc. From 2011 through August 2012, Mr. Dale was a financial consultant for both NCR and Ciba-Vision. He served as the Chief Financial Officer for MedLink Georgia, Inc. in 2010 and 2011 and from 2008 through 2010, he served as the Executive Director of Finance and Administration for Saint Joseph’s Translational Research Institute. Mr. Dale served as Executive Finance Director for Stiefel Laboratories, for 2 years, as Corporate Controller for Solvay Pharmaceuticals for over 9 years, and various financial positions of increasing responsibility with Bristol-Myers Squibb.

Family Relationships

There are no family relationships among our directors and executive officers.

Board Committees and Charters

The Board and its Committees meet and act by written consent from time to time as appropriate. The Board has formed standing Audit, Compensation, Corporate Governance and Nominating and Scientific Review Committees.  Committees are expected to regularly report on their activities and actions to the Board. Each of our Audit, Compensation, and Corporate Governance and Nominating Committees has a written charter. Each of these committee charters, as well as our Code of Ethics and Insider Trading Policy, are available through the “Investors” section on our website, which can be found at www.cocrystalpharma.com. The information on, or that can be accessed through, our website is not incorporated herein.  In addition, we will provide a copy of these documents to any person without charge, upon request. The request for a copy can be made in writing to Cocrystal Pharma, Inc., 1860 Montreal Road, Tucker, Georgia 30084, Attention: Corporate Secretary.

The following table identifies the independent and non-independent current Board and Committee members:

Name	Independent	Audit	Compensation	Corporate Governance and Nominating	Scientific Review

Raymond Schinazi				√	Chair

Jeffrey Meckler

Gary Wilcox					√

David Block	√	√	Chair		√

Phillip Frost	√	√

Jane Hsiao	√		√	Chair	√

Steven Rubin	√	Chair	√	√

The Board held 5 meetings in 2015. Each committee held the following number of meetings: Audit Committee: 4; Compensation Committee: 1; Corporate Governance and Nominating Committee: 1; and Scientific Review Committee: 2. Each of the incumbent directors attended over 75% of the total number of Board meetings and committee meetings on which such director served.  We do not have a policy with regard to directors’ attendance at the Annual Meeting.  Directors Jeffrey Meckler and Gary Wilcox attended Cocrystal’s 2015 Annual Meeting.

Independence

Our Board, in the exercise of its reasonable business judgment, has determined that each of Cocrystal’s directors qualifies as an independent director pursuant to the Nasdaq Listing Rules and applicable SEC rules and regulations, with the exception of Dr. Raymond Schinazi, Dr. Gary Wilcox and Mr. Jeffrey Meckler.  In considering Dr. Phillip Frost’s independence, the Board considered the large beneficial ownership position held by him directly and through entities controlled by him.   Our Board has also determined that all of the Audit Committee and Compensation Committee members are independent under the Nasdaq Listing Rules independence standards for the respective committee.

Audit Committee

The Audit Committee’s primary role is to review our accounting policies and any issues which may arise in the course of the audit of our financial statements. The Audit Committee selects our independent registered public accounting firm, approves all audit and non-audit services, and reviews the independence of our independent registered public accounting firm.  The Audit Committee also reviews the audit and non-audit fees of the auditors.  Our Audit Committee is also responsible for certain corporate governance and legal compliance matters including internal and disclosure controls and compliance with the Sarbanes-Oxley Act of 2002. See Proposal 3 for a further description of the Audit Committee’s responsibilities.

Our Board has determined that Mr. Rubin is qualified as an Audit Committee Financial Expert, as that term is defined by the rules of the SEC and in compliance with the Sarbanes-Oxley Act of 2002.

Compensation Committee

The function of the Compensation Committee is to determine the compensation of our executive officers. The Compensation Committee has the power to set performance targets for determining periodic bonuses payable to executive officers and may review and make recommendations with respect to shareholder proposals related to compensation matters. Additionally, the Compensation Committee is responsible for administering our equity compensation plans, including the 2015 Equity Incentive Plan. See “Executive Compensation – Compensation Disclosure and Analysis,” below for additional information about the functions of the Compensation Committee and our compensation philosophy.

The members of the Compensation Committee are all independent directors within the meaning of applicable Nasdaq Listing Rules and all of the members are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act.

Nominating and Corporate Governance Committee

The responsibilities of the Nominating and Corporate Governance Committee include identifying individuals qualified to become Board members, selecting nominees to stand for election as directors, overseeing the selection and composition of committees of the Board, establishing procedures for the nomination process, and overseeing evaluations of the Board and management.

The Nominating and Corporate Governance Committee has not established a policy with regard to the consideration of any candidates recommended by shareholders since no shareholders have made any recommendations. If we receive any shareholder recommended nominations, the Nominating and Corporate Governance Committee will carefully review the recommendation(s) and consider such recommendation(s) in good faith.  Shareholders who wish to recommend candidates for election to the Board must do so in writing. The recommendation should be sent to the Corporate Secretary of Cocrystal Pharma, Inc., at 1860 Montreal Road, Tucker, Georgia 30084, and must be in accordance with our Bylaws with respect to nomination of persons for election to the Board. Please see “Can a Shareholder Present a Proposal To Be Considered At the 2017 Annual Meeting?” in the question and answer section at the beginning of this Proxy Statement for more information.

The Nominating and Corporate Governance Committee recommended to the Board that it nominate each of the incumbent directors for election at the 2016 Annual Meeting. Each of our director nominees was initially designated in accordance with the terms of a Stockholder Rights Agreement, dated November 25, 2014, which was entered into in connection with the RFS Pharma Merger.

Scientific Review Committee

The Scientific Review Committee is responsible for periodically examining management’s strategic direction of and investment in the Company’s pharmaceutical research and development and technology initiatives. This includes evaluating the quality and direction of the Company’s research and development programs. The Scientific Review Committee also identifies emerging issues, assesses the performance of research and development leaders, and evaluates the sufficiency of review by external scientific experts.

Board Diversity

While we do not have a formal policy on diversity, our Board and Nominating and Corporate Governance Committee consider diversity to include the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contribution to that mix. Although there are many other factors, our Board seeks individuals with experience in the pharmaceutical industry, legal and accounting skills and other board of directors experience.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of our Board. Our Chief Executive Officer is Jeffrey Meckler and our Chairman of the Board is Dr. Raymond Schinazi. Dr. Gary Wilcox serves as Vice Chairman of the Board.  We believe that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of our Board in its oversight of our business and affairs. In addition, such separation helps create an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of our Board to monitor whether management’s actions are in the best interests of Cocrystal and its shareholders. Having a Chairman separate from the Chief Executive Officer also allows the Chairman to focus on assisting the Chief Executive Officer and senior management in seeking and adopting successful business strategies and risk management policies and in making successful choices in management succession.

Board Assessment of Risk

The Board is actively involved in the oversight of risks that could affect Cocrystal. This oversight is conducted primarily through the Audit Committee, but the full Board has retained responsibility for general oversight of risks. The Audit Committee considers and reviews with our independent public accounting firm and management the adequacy of our internal controls, including the processes for identifying significant risks and exposures, and elicits recommendations for the improvements of such procedures where desirable. In addition to the Audit Committee’s role, the full Board is involved in oversight and administration of risk and risk management practices. Members of our senior management have day-to-day responsibility for risk management and establishing risk management practices, and members of management are expected to report matters relating specifically to the Audit Committee directly thereto, and to report all other matters directly to the Board as a whole. Members of our senior management have an open line of communication to the Board and have the discretion to raise issues from time-to-time in any manner they deem appropriate, and management’s reporting on issues relating to risk management typically occurs through direct communication with directors or committee members as matters requiring attention arise. Members of our senior management regularly attend portions of the Board’s meetings, and often discuss the risks related to our business.

The Board actively interfaces with management on seeking solutions to any perceived risk.

Risk Assessment Regarding Compensation Policies and Practices

Our compensation program for employees does not create incentives for excessive risk taking by our employees or involve risks that are reasonably likely to have a material adverse effect on Cocrystal. Our compensation has the following risk-limiting characteristics:

●
Our base pay programs consist of competitive salary rates that represent a reasonable portion of total compensation and provide a reliable level of income on a regular basis, which decreases incentive on the part of our executives to take unnecessary or imprudent risks;

●
A portion of executive incentive compensation opportunity is tied to long-term incentive compensation that emphasizes sustained performance over time. This reduces any incentive to take risks that might increase short-term compensation at the expense of longer-term results.

●	Awards are not tied to formulas that could focus executives on specific short-term outcomes;

●	Equity awards may be recovered by us should a restatement of earnings occur upon which incentive compensation awards were based, or in the event of other wrongdoing by the recipient; and

●
Equity awards, generally, have multi-year vesting which aligns the long-term interests of our executives with those of our shareholders and, again, discourages the taking of short-term risk at the expense of long-term performance.

Please see “Executive Compensation – Compensation Disclosure and Analysis,” below for additional information about our compensation structure and philosophy.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is or has been employed by us.  None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our Board or Compensation Committee.  No member of the Compensation Committee has any other business relationship or affiliation with us other than his service as a director.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to all of our employees, including our Chief Executive Officer and Chief Financial Officer. Although not required, the Code of Ethics also applies to our Board. The Code of Ethics provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure and compliance with laws, rules and regulations, including insider trading, corporate opportunities and whistle-blowing or the prompt reporting of illegal or unethical behavior. A copy of our Code of Ethics is available through the “Investors” section on our website, which can be found at www.cocrystalpharma.com. The information on, or that can be accessed through, our website is not incorporated herein. In addition, we will provide a copy of the Code of Ethics to any person without charge, upon request. The request for a copy can be made in writing to Cocrystal Pharma, Inc., 1860 Montreal Road, Tucker Georgia, 30084, Attention: Corporate Secretary.

Shareholder Communications

Although we do not have a formal policy regarding communications with our Board, shareholders may communicate with the Board by writing to us at Cocrystal Pharma, Inc., 1860 Montreal Road, Tucker Georgia, 30084, Attention: Corporate Secretary, or by facsimile (425) 398-7193. Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file initial reports of ownership and changes in ownership of our common stock and other equity securities with the SEC. These individuals are required by the regulations of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of the forms furnished to us, and written representations from reporting persons that no Forms 5 were required to report delinquent filings, we believe that all filing requirements applicable to our officers, directors and 10% beneficial owners were complied with during fiscal year 2015.

DIRECTOR COMPENSATION

Cash Compensation

The Company provided cash compensation to its non-employee Directors for Board and committee service as reflected in the table below for 2015:

Name	Board Retainer	Audit		Compensation		Corporate Governance and Nominating		Scientific Review

Raymond Schinazi (Chairman) (1)	$35,000			$4,000		$4,000		$15,000	(2)

David Block	$20,000	$7,500		$5,500	(2)			$10,000

Phillip Frost	$20,000	$7,500

Jane Hsiao	$20,000					$5,500	(2)	$10,000

Steven Rubin	$20,000	$10,000	(2)	$4,000		$4,000

(1)
Dr. Schinazi resigned from the Compensation Committee in October 2015 upon the Board determining he was no longer independent under the Nasdaq Listing Rules. See “Certain Relationships and Related Party Transactions,” below.

(2)	Reflects additional compensation for service as chair of a committee.

Equity Award Compensation

In addition, on April 13, 2015, the Company granted to each of its non-employee directors 350,000 10-year stock options.  The options are exercisable at $1.17 per share and vest in four equal annual increments with the first vesting date being April 13, 2016, subject to continued service on each applicable vesting date.

Total Compensation

Total compensation for non-employee directors for fiscal year 2015 is presented in the table below:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)

Raymond Schinazi (Chairman)	$58,000	$340,802	$398,802

David Block	$43,000	$340,802	$383,802

Philip Frost	$27,500	$340,802	$368,302

Jane Hsiao	$35,500	$340,802	$376,302

Steven Rubin	$38,000	$340,802	$378,802

(1)	Reflects the grant date fair value computed in accordance with FASB ASC Topic 718.
(2)	As of December 31, 2015, Dr. Schinazi had a total of 3,763,956 outstanding stock options.
(3)	As of December 31, 2015, Dr. Block had a total of 350,000 outstanding stock options.
(4)	As of December 31, 2015, Dr. Frost had a total of 350,000 outstanding stock options.
(5)	As of December 31, 2015, Dr. Hsiao had a total of 350,000 outstanding stock options.
(6)	As of December 31, 2015, Mr. Rubin had a total of 350,000 outstanding stock options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board of Directors reviews and approves any related person transaction or arrangement requiring disclosure under Rule 404(a) of Regulation S-K. A related person under Rule 404(a) is any executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing. The Company’s related person transactions since January 1, 2015 consisted of the following:

On November 25, 2014, Cocrystal assumed the lease for RFS Pharma facilities located in Tucker, Georgia. This lease was amended on January 1, 2014 and expires on December 31, 2016 for approximately 5,626 square feet of office and laboratory space, or 6,148 square feet if all the space as noted in the lease is used. Cocrystal leases the Tucker, Georgia facility from a trust established, in part, for the benefit of one of Cocrystal’s Directors, Dr. Raymond Schinazi. The annual expense for this lease is estimated to be $183,000 (if all the space as noted in the lease is used then this number is estimated to be $199,632).

In addition, the Company has entered into certain license agreements to which Emory University is directly, or indirectly, a party. Due to Dr. Schinazi’s relationship with Emory University and his contributions to the intellectual property and technology which are the subject of the licenses, he may, in the future, be entitled under these agreements to payments of material amounts from Emory University or its partners.

In March 2015, the Company accepted Securities Purchase Agreements representing investor commitments totaling $15,000,000 in a private placement offering of 16,304,350 shares of the Company’s common stock at a purchase price of $0.92 per share. The purchasers included all seven members of the Board and Dr. Roger Kornberg, the Company’s Chief Scientist.

On March 9, 2016, the Company sold $5,004,370 of shares of common stock in a private placement offering to investors who participated in the March 2015 private placement on a pro-rata basis to their participation in the March 2015 private placement.  The Company sold 9,812,491 shares of the Company’s common stock at a purchase price of $0.51 per share. The purchasers included all seven members of the Board.

COMPENSATION COMMITTEE REPORT

 The following is a report by the Compensation Committee regarding our executive officer compensation program.

The Compensation Committee (“Committee”) of the Company has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement (“CD&A”) with management of the Company. Based on the  Committee’s review of the CD&A and the Committee’s discussions regarding the CD&A with management, the  Committee recommended to the Board of Directors of the Company (and the Board has approved) that the CD&A be included in the Company’s proxy statement on Schedule 14A prepared in connection with the Annual Meeting.

Submitted by the Committee of the Board of Directors

David Block
Jane Hsiao
Steven Rubin

 Compensation Discussion and Analysis

In the following discussion, we use the term “Named Executive Officers” to refer to those persons serving as our Chief Executive Officer (principal executive officer) and Chief Financial Officer (principal financial officer) during 2015 and the two executive officers serving at the end of the last fiscal year whose total compensation exceeded $100,000.  No other executive officer had compensation exceeding $100,000 in 2015.

Our compensation philosophy is to attract and retain talented and dedicated executives who will work to achieve our desired business direction, strategy, and performance. The primary goals of our compensation program for our Named Executive Officers are (i) to attract, motivate, and retain talented executives with the skill sets and expertise we need to meet our scientific and business objectives; (ii) to be competitive in the marketplace; (iii) to tie annual and long-term cash and equity incentives to the achievement of specified performance objectives that will result in increased shareholder value; and (iv) to be cost-effective. To achieve these goals, we have formed a Committee that reviews and approves the executive compensation packages for our executive officers, including the Named Executive Officers. These packages are generally based on a mix of salary, discretionary bonus, and equity awards. Although we have not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate goals and success of the Company.

Benchmarking of Cash and Equity Compensation

Our Committee typically reviews executive compensation levels on an annual basis to ensure they remain competitive in our industry. As the Company is not large enough to warrant a Human Resources executive, data for this review is prepared and provided to the Committee by our Chief Executive Officer, as well as other members of senior management. This data details relevant market rates for executive base salaries, annual cash incentive, long-term incentive, and total compensation for companies of similar size or stage of development within our industry. Utilizing the compiled information, the Committee in 2015 reviewed the various components of our executive compensation to determine the base salary, annual cash incentive, long term incentive, and equity compensation. We may retain the services of third-party executive compensation specialists from time to time in connection with the establishment of cash and equity compensation and related policies, although we have not previously done so.

Elements of Compensation

We evaluate individual executive performance with a goal of setting compensation at levels the Board and the Committee believe are comparable with executives in comparable companies, taking into account similar size, stage of development, complexity of programs, and our status as a publicly held company. Our Board and Committee also take into account our relative performance against objectives both as a company and as an individual contributor. The primary elements of our compensation plans are base salary, discretionary equity compensation, and discretionary annual bonus, each of which is described in greater detail below.

Base Salary. We try to establish and maintain competitive annual base salaries for our Named Executive Officers by utilizing available comparative databases as resources, specifically, comparative data purchased from Radford Consulting (a division of Aon plc). While base salaries are not primarily performance-based, we believe it is important to provide adequate, fixed compensation to executives working in a highly volatile and competitive industry such as ours. We provide fixed salary compensation to our Named Executive Officers based on their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within the pharmaceutical industry. In general, we have targeted Named Executive Officer compensation and base salary to fall within the median range for equivalent or similar positions of executives at peer group companies. In the future, the  Committee will take into account the Company’s growth and achievements as well as salary increases, or lack thereof, during preceding periods to make determinations as to whether to increase base salary.

Discretionary Annual Bonus. In addition to base salaries, our Committee has the authority to award discretionary annual bonuses to our Named Executive Officers based on corporate and individual performance against objectives. Incentives, as a percent of salary, increase with executive rank so that, as rank increases, a greater portion of total annual cash compensation is based on annual corporate and individual performance. In 2015, the Committee elected to award cash bonuses to certain of our Named Executive Officers in connection with their progress in advancing internal programs, increasing focus and resources on top priorities, integrating the teams and assets from the merged companies, and introducing improved legal, financial, scientific review, and clinical planning processes.

Equity Compensation. We believe that equity compensation should be a component of our executive compensation program because it aligns the interests of our executive officers with the long term performance of the Company. Stock options are an element of our long-term incentive strategy. The primary purpose of stock options is to provide Named Executive Officers and other employees with a personal and financial interest in our success through stock ownership, thereby aligning the interests of such persons with those of our shareholders. This program is an important element of our goal to empower and motivate outstanding long-term contributions by our Named Executive Officers and other employees. The Committee believes that the value of stock options will reflect our performance over the long-term. Under our employee stock option program, options are granted at fair market value at the date of grant, and options granted under the program become exercisable only after a vesting period, which is subject to continued employment. Consequently, employees benefit from stock options only if the market value of our common stock increases over time. With respect to these stock options, we recognize compensation expense based on FASB ASC Topic 718.

The Committee typically grants stock options under the 2015 Equity Incentive Plan, which we sometimes refer to as the “Plan”. See “2015 Equity Incentive Plan,” below. As with base salaries, there is no set formula or performance criteria, which determines the amount of the equity award for our Named Executive Officers or our other employees. Nor is the Committee required to assign any relative weight to any specific factors or criteria it considers when granting stock options. Rather, the Committee will exercises its judgment and discretion by considering all factors it deems relevant at the time of such grants, including the Company’s performance during the most recent fiscal year. For the Named Executive Officers, other than the Chief Executive Officer, the decisions by the Committee may take into account the recommendation of the Company’s Chief Executive Officer, and includes his subjective determination based on his assessment of the executive officer’s current position with the Company, the executive officer’s past and expected future performance and the other factors discussed in the determination of base salaries.

In addition, the Committee may make stock option grants to incentivize and attract new employees, including executive officers. All stock option grants made to Named Executive Officers in 2015 were made in connection with offers of employment, with the exception of a grant of 200,000 options made in April 2015 to Gerald McGuire, then serving as the Company’s Chief Financial Officer, which was awarded in recognition of his service to the Company.

With limited exceptions, we have not granted employees restricted stock or restricted stock awards pursuant to our equity benefit plans. However, our Committee, in its discretion, may in the future elect to make such grants to our employees and our executive officers if it deems it advisable.

2015 Equity Incentive Plan

At our 2015 Annual Meeting, our shareholders voted, by more than 99% of the votes cast, to approve and ratify the Plan. The Plan authorizes up to 81,157,135 shares of our common stock for issuance pursuant to the terms of the Plan. The shares authorized under the Plan includes 31,157,135 shares which were previously available under our 2007 Equity Incentive Plan, under which we will no longer issue awards. The Plan is a broad-based plan in which all employees, consultants, officers, and directors of the Company are eligible to participate. The purpose of the Plan is to further the growth and development of the Company by providing, through ownership of stock of the Company and other equity-based awards, an incentive to its officers and other key employees and consultants who are in a position to contribute materially to the prosperity of the Company, to increase such persons’ interests in the Company’s welfare, by encouraging them to continue their services to the Company, and by enabling the Company to attract individuals of outstanding ability to become employees, consultants, officers and directors of the Company.

The Plan is administered by our Committee or by the Board, which we refer to as the “Administrator.” Under the Delaware General Corporation Law, the Board may delegate to officers of the Company the power to grant awards to employees who are not officers or directors. Accordingly, the Board has delegated to the Committee the power to authorize awards to employees who are not direct reports of the Chief Executive Officer and has retained the power to authorize awards to the Chief Executive Officer and his or her direct reports. Awards granted under the Plan may be restricted stock, restricted stock units, options and stock appreciation rights (“SARs”) which are awarded to employees, consultants, officers and directors, who, in the opinion of the Administrator, have contributed, or are expected to contribute, materially to our success. The identification of individuals entitled to receive awards, the terms of the awards, and the number of shares subject to individual awards, are determined by the Administrator, in its sole discretion. As of the record date, all of the Company’s approximately 23 employees and five non-employee directors are eligible to participate in the Plan.

Advisory Vote on Executive Compensation

We conducted our first advisory vote on executive compensation (“Say-on-Pay”) at our 2015 Annual Meeting. While this vote is not binding on the Company, our Board of Directors or our Committee, we believe that it is important for our shareholders to have an opportunity to vote on this proposal every three years as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. Our Board of Directors and our Committee value the opinions of our shareholders and, to the extent there is any significant vote against the compensation of our Named Executive Officers as disclosed in the proxy statement, we will consider our shareholders’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns.

At the 2015 Annual Meeting, more than 99% of the votes cast on the advisory vote on the executive compensation proposal were in favor of our Named Executive Officer compensation as disclosed in the proxy statement. Our Board and Committee reviewed these final vote results. Given the significant level of support, no changes to our executive compensation policies and decisions were necessary at that time based on the vote results. We have determined that our shareholders should vote on a Say-on-Pay proposal every three years, consistent with the preference expressed by our shareholders at the 2015 Annual Meeting. Accordingly, the next Say-on-Pay vote will be in 2018.

EXECUTIVE COMPENSATION

The following information is related to the compensation paid, distributed or accrued by us to those persons serving as our Chief Executive Officer (principal executive officer) and Chief Financial Officer (principal financial officer) during 2015 and the two executive officers serving at the end of the last fiscal year whose total compensation exceeded $100,000.  No other executive officer had compensation exceeding $100,000 in 2015. We refer to these persons as the “Named Executive Officers.

2015 Summary Compensation Table

Name and Principal Position (a)(1)	Year (b)	Salary ($)(1)	Bonus ($)(e)(2)	All Other Compensation ($)(f)	Total ($)

Jeffrey Meckler	2015	214,504	140,325	-	354,829
Chief Executive Officer	2014	-	-	-	-
	2013	-	-	-	-

Sam Lee	2015	203,620	-	-	203,620
President	2014	169,927	-	-	169,927
	2013	160,000	-	-	160,000

Walt Linscott	2015	98,361	34,426	-	132,787
General Counsel and Secretary	2014	-	-	-	-
	2013	-	-	-	-

Curtis Dale	2015	42,766	15,910	15,585	74,561
Interim Chief Financial Officer and Controller	2014	-	-	-	-
	2013	-	-	-	-

Gary Wilcox	2015	133,487	-	-	133,487
Former Chief Executive Officer	2014	244,960	-	-	244,960
	2013	160,000	-	-	160,000

Gerald McGuire	2015	143,750	50,000	16,710	210,460
Former Chief Financial Officer	2014	100,000	50,000	-	150,000
	2013	-	-	-	-

(1)	Salary amounts reflect amounts earned and paid each year.
(2)
Bonus amounts reflects amounts earned in 2015. Mr. Meckler was paid $100,000 of his bonus in 2015.  Mr. McGuire was paid $50,000 of his bonus in 2015. Amounts for Mr. Linscott and Mr. Dale were payable in 2016.

Jeffrey Meckler. Mr. Meckler replaced Gary Wilcox as Chief Executive Officer effective March 31, 2015.  He receives an annual salary of $340,000 and is eligible for an annual bonus equal to up to 50% of his base salary, subject to achievement of certain performance targets to be set by the Company’s Compensation Committee. In addition, Mr. Meckler received a grant of 16,000,000 ten-year stock options, vesting in five equal annual increments with the first vesting date being one year from grant date, subject to continued employment on each applicable vesting date and accelerated vesting under certain conditions. Mr. Meckler’s employment is on an at-will basis.   He was compensated at $133,855 as Interim CEO from April 1, 2015 through September 30, 2015.  He received a one-time bonus of $100,000 for his service as Interim CEO.  Mr. Meckler also received a grant of 1,750,000 ten-year stock options vesting after 6 months from grant date which are now vested.

Sam Lee. Dr. Lee receives an annual salary of $260,000, which was increased from $180,000 in October 2015. He entered into an Employment Agreement with Cocrystal effective January 2, 2014. In February 2015, Dr. Lee agreed to modify his Employment Agreement eliminating his stock options and agreeing to six months’ severance in the event of termination without cause.

Walt Linscott.  Mr. Linscott was appointed General Counsel and Corporate Secretary effective July 15, 2015.  He receives an annual base salary of $225,000 and a discretionary annual bonus, to be determined by the Company’s Compensation Committee, equal to up to 35% of Mr. Linscott’s annual base salary. In addition, the Company granted Mr. Linscott 1,200,000 ten-year stock options, vesting in four equal annual increments with the first vesting date being one year from grant date, subject to continued employment and accelerated vesting under certain conditions.

Curtis Dale. Mr. Dale replaced Gerald McGuire as Interim Chief Financial Officer Effective November 16, 2015. The Company has agreed to pay Mr. Dale $6,000 a month for his service as Interim Chief Financial Officer. Mr. Dale also serves as the Company’s Controller. Mr. Dale previously entered into an employment agreement with the Company in connection with his service as Controller pursuant to which he receives an annual base salary of $125,000 and is eligible to receive a discretionary annual bonus, to be determined by the Company’s Compensation Committee. In addition, Mr. Dale received a grant of 100,000 ten-year stock options, vesting in four equal annual increments with the first vesting date being one year from grant date, subject to continued employment and accelerated vesting under certain conditions. Mr. Dale was paid $15,585 in consulting services prior to joining the Company as Controller.

Gary Wilcox. Dr. Wilcox received an annual salary of $250,000. He entered into an Employment Agreement with Cocrystal effective January 2, 2014 which provided for a base salary, target bonus and stock options.  In February 2015, Dr. Wilcox agreed to terminate all benefits under this Employment Agreement and continue as Chief Executive Officer on an at-will basis.  On March 31, 2015, Dr. Wilcox resigned as Chief Executive Officer.  The Company and Dr. Wilcox subsequently entered into an at-will employment agreement whereby Dr. Wilcox is being paid $100,000 per year.

Gerald McGuire. Mr. McGuire received $150,000 per year as an at-will employee. Previously, Mr. McGuire entered an Employment Agreement which provided for: (i) an annual salary of $100,000 per year and (ii) a grant of 1,000,000 stock options, which were never awarded because such grant required Board action that did not occur. The term of that Employment Agreement ended on January 3, 2015.  Mr. McGuire was paid on a month-to-month basis.  On April 13, 2015, the Company granted Mr. McGuire 200,000 ten-year stock options exercisable at $1.17 per share, vesting in four equal annual increments with the first vesting date being April 13, 2016, subject to continued service and accelerated vesting under certain circumstances. On November 16, 2015, in connection with the Company’s relocation of its corporate headquarters from Washington to Georgia, Mr. McGuire resigned as Chief Financial Officer and his options became fully vested. Mr. McGuire also received a payout for medical benefits of $16,710 at the time of his resignation.

Termination and Change of Control Provisions

Under the terms of their employment agreements and our 2015 Equity Incentive Plan, our Named Executive Officers are entitled to certain payments and accelerated vesting of equity awards under the circumstances which are described below and quantified in the table that follows.

Unless otherwise specified in a particular agreement, the vesting of equity awards granted under the Plan is as follows: (i) in the event of a change of control (as defined in the Plan), all outstanding equity awards immediately vest; (ii) in the event of a recipient’s death, disability, or termination other than for cause, all unvested awards are immediately forfeited; and (iii) in the event of a recipient’s termination for cause, all unexercised awards, whether vested or unvested, are immediately forfeited.

Jeffrey Meckler

Termination without cause or resignation for good reason. In the event Mr. Meckler is terminated without cause or he resigns for good reason, he is entitled to receive any earned but unpaid bonus relating to the year prior to termination, any pro-rata portion of a bonus earned in the current year, if calculable, and six months’ salary. In addition, under the terms of his employment agreement, he is entitled to immediate vesting of any equity awards scheduled to vest in the calendar year of his termination.

Death or Disability. In the event of his death or disability, Mr. Meckler is entitled to six months’ salary.

Non-compete. In connection with his employment agreement, Mr. Meckler agreed to a non-compete provision applicable for the six-months following his termination.

Walt Linscott

Termination without cause. In the event Mr. Linscott is terminated without cause, he is entitled to receive 12 weeks’ salary plus an additional four weeks’ salary per year of service, capped at 26 weeks total. In addition, under the terms of his employment agreement, he is entitled to immediate vesting of 50% of any portion of the 1,200,000 stock options granted in connection with his employment agreement that remains unvested at the date of termination.

Change of control. In the event the Company undergoes a change of control, Mr. Linscott is entitled to the same salary arrangement described as described under “Termination without cause,” above.

Non-compete. In connection with his employment agreement, Mr. Linscott agreed to a non-compete provision applicable for one-year following his termination.

Curtis Dale

Termination without cause. In the event Mr. Dale is terminated without cause, he is entitled to receive six months’ salary.

Non-compete. In connection with his employment agreement, Mr. Dale agreed to a non-compete provision applicable for six months following his termination.

Gerald McGuire

In connection with his November 16, 2015 resignation, Mr. McGuire’s outstanding stock options became fully vested. Mr. McGuire also received a payout for medical benefits of $16,710.

Sam Lee

Termination without cause. In the event Dr. Lee is terminated without cause, he is entitled to receive six months’ salary.

Gary Wilcox

Dr. Wilcox is not entitled to severance under the terms of his present advisory agreement with the Company.

Termination Payment Table

The following table indicates the cash amounts and value of accelerated equity award vesting that our Named Executive Officers would be entitled to receive under various termination circumstances pursuant to the terms of their employment agreements and the terms of our 2015 Equity Incentive Plan.  This table assumes that termination of the Named Executive Officer occurred on December 31, 2015.

		Acceleration of
	Cash	Vesting of Stock
Name and Termination or Change of Control Scenario	Payment	Options (1)	Total

Jeffrey Meckler
Voluntary termination or involuntary termination for cause	$-	$-	$-
Termination by Company without cause or by employee for good reason	$212,500	$3,040,000	$3,252,500
Change of control	$-	$3,040,000	$3,040,000
Death or Disability	$170,000	$-	$170,000
Walt Linscott
Voluntary termination or involuntary termination for cause	$-	$-	$-
Termination by Company without cause or by employee for good reason	$91,298	$-	$91,298
Change of control	$91,298	$-	$91,298
Death or Disability	$-	$-	$-
Curtis Dale
Voluntary termination or involuntary termination for cause	$-	$-	$-
Termination by Company without cause or by employee for good reason	$98,500	$15,000	$113,500
Change of control	$-	$15,000	$15,000
Death or Disability	$-	$-	$-
Gerald McGuire (2)
Voluntary termination or involuntary termination for cause	$-	$-	$-
Termination by Company without cause or by employee for good reason	$16,710	$-	$16,710
Change of control	$-	$-	$-
Death or Disability	$-	$-	$-
Sam Lee
Voluntary termination or involuntary termination for cause	$-	$-	$-
Termination by Company without cause or by employee for good reason	$130,000	$-	$130,000
Change of control	$-	$-	$-
Death or Disability	$-	$-	$-
Gary Wilcox
Voluntary termination or involuntary termination for cause	$-	$-	$-
Termination by Company without cause or by employee for good reason	$-	$-	$-
Change of control	$-	$-	$-
Death or Disability	$-	$-	$-

(1)
Amounts in this column reflect accelerated vesting of unvested stock options granted pursuant to the 2015 Equity Incentive Plan. Calculations assume options eligible for accelerated vesting vested, and were exercised (if value would be realized on exercise), on December 31, 2015. The closing price of the Company’s common stock on December 31, 2015 as reported on the OTCQB was $0.89. No exercise is assumed for options with exercise prices greater than $0.89.

(2)	Reflects actual amount realized upon Mr. McGuire’s resignation on November 16, 2015. Amount reported represents a payout for medical benefits.

Pension Benefits

None of our Named Executive Officers is covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plan

None of our Named Executive Officers is covered by a nonqualified defined contribution or other nonqualified deferred compensation plan.

Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards At 2015 Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
( a )	( b )	( c )	( e )	( f )

Jeffrey Meckler	1,750,000	-	$1.015	3/23/2025
Jeffrey Meckler		16,000,000	$0.70	10/1/2025

Walt Linscott	-	1,200,000	$0.98	7/21/2025

Curtis Dale	-	100,000	$0.74	11/24/2025

Gerald McGuire	200,000	-	$1.17	11/16/2018

Sam Lee	-	-	-	-

Gary Wilcox	-	-	-

As of December 31, 2015, there were no outstanding unearned options granted to our Named Executive Officers under the 2015 Equity Incentive Plan, and no Named Executive Officer had any outstanding stock awards other than stock options.

Equity Compensation Plan Information

The following chart reflects the number of awards granted under equity compensation plans approved and not approved by shareholders and the weighted average exercise price for such plans as of December 31, 2015.

Name of Plan (Share values in 000's)	Number of shares of common stock to be issued upon exercise of outstanding options (a)	Weighted Average Exercise Price of Outstanding Options (b) ($)	Number of shares remaining available for issuance under equity compensations plans (excluding the shares reflected in column (a))

Equity compensation plans approved by security holders (1)	43,071	0.48	29,485

Equity compensation plans not approved by security holders

Total	43,071	0.48	29,485

(1)	This represents securities issued under the 2007 Equity Incentive Plan and 2015 Equity Incentive Plan.

In 2014, in connection with the Cocrystal Discovery merger, Cocrystal adopted and assumed the 2007 Equity Incentive Plan.  On April 13, 2015, the Board adopted the 2015 Equity Incentive Plan, or the Plan.  The Plan provides for the grant of incentive stock options, qualified stock options, restricted stock awards, restricted stock units, stock appreciation rights, and performance shares or units and cash awards. Awards may be granted under the Plan to our employees, directors and independent contractors.

Grants of Plan-Based Awards

The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers during the year ended December 31, 2015. The exercise price per share of each option granted to our Named Executive Officers during 2015 was equal to the fair market value of our common stock, as determined by our Compensation Committee on the date of the grant.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(2)
Jeffrey Meckler	3/23/15	1,750,000	$1.015	$1,184,771
	10/1/15	16,000,000	$0.70	$7,831,771

Walt Linscott	7/21/15	1,200,000	$0.98	$883,134

Curtis Dale	11/24/15	100,000	$0.74	$58,477

Gerald McGuire	4/13/15	200,000	$1.17	$154,265

Sam Lee		-	-

Gary Wilcox		-	-

(1)
All options vest in four equal annual tranches, commencing one year from grant date and expiring ten years from grant date, except for the following: Mr. Meckler’s options granted in March 2015 were fully vested six months from grant date, Mr. Meckler’s options granted in October 2015 vest in five annual increments, and Mr. McGuire’s options expire November 16, 2018.

(2)	Reflects the grant date fair value computed in accordance with FASB ASC Topic 718.

Option Exercises and Stock Vested

None of our Named Executive Officers exercised stock options or acquired shares on the vesting of stock awards in fiscal year 2015.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of our common stock beneficially owned as of the record date by (i) those persons known by us to be owners of more than 5% of our common stock, (ii) each director, (iii) our Named Executive Officers and (iv) all of our executive officers and directors of Cocrystal as a group. Unless otherwise specified in the notes to this table, the address for each person is: c/o Cocrystal Pharma, Inc., 1860 Montreal Road, Tucker Georgia 30084.

Title of Class	Beneficial Owner	Amount and Nature of Beneficial Owner (1)	Percent of Class (1)
Directors and Executive Officers:

Common Stock	Raymond Schinazi (2)	279,875,798	39.5%
Common Stock	Phillip Frost (3)	106,787,648	15.2%
Common Stock	Gary Wilcox (4)	16,938,605	2.4%
Common Stock	Sam Lee (5)	15,287,847	2.2%
Common Stock	Jane Hsiao (6)	9,019,448	1.3%
Common Stock	Jeffrey Meckler (7)	2,407,161	0.3%
Common Stock	Steven Rubin (8)	820,984	0.1%
Common Stock	David Block (9)	246,196	0.0%
Common Stock	Gerald McGuire (10)	200,000	0.0%
Common Stock	Walt Linscott (11)	-	0.0%
Common Stock	Curtis Dale (12)	-	0.0%
Common Stock	All directors and executive officers as a group (11 persons)	431,383,686	60.7%

5% Stockholders:

Common Stock	Frost Gamma Investments Trust (13)	106,787,647	15.2%
Common Stock	OPKO Health, Inc. (14)	54,589,542	7.7%

(1)
Applicable percentages are based on 704,255,413 shares of common stock outstanding as of the record date.  Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, and preferred stock currently exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. The table includes shares of common stock, options, and warrants exercisable or convertible into common stock and vested or vesting within 60 days. Unless otherwise indicated in the footnotes to this table, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.

(2)	Dr. Schinazi is a director. Includes (i) 275,520,853 shares of common stock and (iii) 4,354,945 vested options.

(3)
Dr. Frost is a director.  Includes (i) 106,500,148 shares of common stock held by Frost Gamma Investments Trust and (ii) 200,000 warrants held by Frost Gamma Investments Trust and 87,500 vested options. Dr. Frost is the trustee of Frost Gamma Investments Trust. Frost Gamma L.P. is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma L.P. The general partner of Frost Gamma L.P. is Frost Gamma, Inc., and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is the sole shareholder of Frost-Nevada Corporation. Does not include securities held by OPKO, a corporation of which Dr. Frost is the Chief Executive Officer and Chairman, concerning the securities of which Dr. Frost does not hold voting and investment control. Dr. Frost disclaims beneficial ownership of the securities held by Frost Gamma Investments Trust and OPKO except to the extent of any pecuniary interest therein. Address is 4400 Biscayne Boulevard, Miami, FL 33137.

(4)	Dr. Wilcox is a former executive officer and is a director.

(5)	Dr. Lee is an executive officer.

(6)
Dr. Hsiao is a director.  Includes 3,435,294 shares of common stock and 5,496,654 shares of common stock held by Hsu Gamma Investment, L.P, for which Dr. Hsiao serves as General Partner, and 87,500 vested options.

(7)	Mr. Meckler is a director and is an executive officer. Includes 657,161 shares of common stock and 1,750,000 vested options.

(8)	Mr. Rubin is a director. Includes 733,484 shares of common stock and 87,500 vested options.

(9)	Dr. Block is a director. Includes 158,696 shares of common stock and 87,500 vested options.

(10)	Mr. McGuire is a former executive officer. Includes 200,000 vested options.

(11)	Mr. Linscott is an executive officer.

(12)	Mr. Dale is an executive officer.

(13)
Dr. Frost has voting and investment control over the securities held by Frost Gamma Investments Trust.  See Footnote 3 above.  Includes (i) 106,500,148 shares of common stock, (ii) 200,000 warrants and (iii) 87,500 vested options.  Address is 4400 Biscayne Boulevard, Miami, FL 33137.

(14)
Includes (i) 53,589,542 shares of common stock and (ii) 1,000,000 warrants. Dr. Frost is the Chief Executive Officer and Chairman of OPKO. However, he does not hold voting and investment control over, and disclaims beneficial ownership of, the securities held by OPKO.  Address is 4400 Biscayne Boulevard, Miami, FL 33137.

PROPOSAL 2.

APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT.

Our Board has adopted and is submitting for shareholder vote three amendments to our Certificate of Incorporation that would grant to our Board the discretion to effect a reverse split of all outstanding shares of our common stock, if the Board deems that it is in our and our shareholders’ best interests, at a ratio of (i) one-for-five, (ii) one-for-twelve or (iii) any amount in between one-for-five and one-for-twelve (any of which we refer to as a “Reverse Stock Split”). Until one year from the Annual Meeting, our Board will have the sole discretion to elect, as it determines to be in the best interests of Cocrystal and our shareholders, whether or not to effect a Reverse Stock Split, and if so, at which of the approved exchange ratios. If our Board elects to implement one of the Reverse Stock Splits, the Board would abandon the remaining approved Reverse Stock Splits without need for any further shareholder action. Our Board believes that approval of a proposal granting this discretion to the Board, rather than approval of an immediate Reverse Stock Split at a specified ratio, would provide the Board with maximum flexibility to react to current market conditions and to therefore achieve the purposes of the Reverse Stock Split, if implemented, and to act in the best interests of Cocrystal and our shareholders.

To effect the reverse stock split, our Board would authorize our management to file a Certificate of Amendment to our Certificate with the Delaware Secretary of State. If our Board elects to implement one of the approved Reverse Stock Splits, the number of issued and outstanding shares of our common stock would be reduced in accordance with the ratio for the selected Reverse Stock Splits. The par value of our common stock would remain unchanged, and the number of our authorized shares of common stock would be decreased to 200,000,000 shares. Our Board may elect not to implement any of the approved Reverse Stock Splits at its sole discretion, even if all of the proposed Reverse Stock Splits are approved by our shareholders. You may elect to vote in favor of each of the proposed ratios, some of the proposed ratios or none of the proposed ratios. The proposed form of amendment to our Certificate to implement the Reverse Stock Split is attached to this Proxy Statement as Annex A.

Purpose of the Reverse Stock Split

The Board believes that a Reverse Stock Split is desirable for a number of reasons, including:

Increase in Eligible Institutional and Other Investors. We believe a Reverse Stock Split may increase the price of our common stock and potentially decrease its volatility, and thus may allow a broader range of institutional investors with the ability to invest in our stock. For example, many funds and institutions have investment guidelines and policies that prohibit them from investing in stocks with a price below a certain threshold. We believe that increased institutional investor interest in the Company and our common stock will potentially increase the overall market for our common stock.

Increase Analyst and Broker Interest. We believe a Reverse Stock Split would help increase analyst and broker-dealer interest in our common stock as many brokerage and investment advisory firms’ policies can discourage analysts, advisors, and broker/dealers from following or recommending companies with low stock prices. Because of the trading volatility and lack of liquidity often associated with lower-priced stocks, many brokerage houses have adopted investment guidelines and policies and practices that either prohibit or discourage them from investing or trading such stocks or recommending them to their clients and customers. Some of those guidelines, policies and practices may also function to make the processing of trades in lower-priced stocks economically unattractive to broker-dealers. While we recognize we may remain a “penny stock” under the rules of the Securities and Exchange Commission because a penny stock trades at less than $5.00, we think the increase from the Reverse Stock Split will position us better if our Company continues to grow as we expect. Additionally, because brokers’ commissions and dealer mark-ups/mark-downs on transactions in lower-priced stocks generally represent a higher percentage of the stock price than commissions and mark-ups/mark-downs on higher-priced stocks, the current average price per share of our common stock can result in shareholders or potential shareholders paying transaction costs representing a higher percentage of the total share value than would otherwise be the case if the share price were substantially higher.

Move Cocrystal Closer to Listing on Nasdaq. Our common stock is currently quoted on the OTCQB under the symbol “COCP”. On the record date, the last sale price of our common stock was $0.64 per share. We would like to eventually apply for listing on Nasdaq. By potentially increasing our stock price, the Reverse Stock Split would potentially increase our minimum bid or share price required for the initial listing requirements for The Nasdaq Stock Market.

Risks of the Reverse Stock Split

The Reverse Stock Split may not increase our market capitalization, which would prevent us from realizing some of the anticipated benefits of the Reverse Stock Split. The market price of our common stock is based on a number of factors which may be unrelated to the number of shares outstanding. These factors may include our performance, general economic and market conditions and other factors, many of which are beyond our control. The market price per share may not rise, or it may remain constant in proportion to the reduction in the number of shares outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split. In the future, the market price of common stock following the Reverse Stock Split may not equal or exceed the market price prior to the Reverse Stock Split.

Effects of the Reverse Stock Split

Reduction of Shares Held by Individual Shareholders. After the effective date of the Reverse Stock Split, each common shareholder will own fewer shares of our common stock. However, the Reverse Stock Split will affect all of our common shareholders uniformly and will not affect any common shareholder’s percentage ownership interests in us, except to the extent that the Reverse Stock Split results in any of our shareholders owning a fractional share as described below. As discussed further below, we will pay cash in lieu of fractional shares. The number of shareholders of record will not be affected by the Reverse Stock Split (except to the extent that any shareholder holds only a fractional share interest and receives cash for such interest after the Reverse Stock Split). However, if the Reverse Stock Split is approved, it will increase the number of shareholders who own “odd lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions of more than 100 shares of common stock.

Reduction in Total Outstanding Shares. The proposed Reverse Stock Split will reduce the total number of outstanding shares of common stock by a factor based on the ratio of the split. The following table shows the number of shares of our common stock outstanding both before the Reverse Stock Split and after the Reverse Stock Split:

Shares of Common Stock Outstanding Before the Reverse Stock Split	Shares of Common Stock Outstanding After 1-for-5 Reverse Stock Split	Shares of Common Stock Outstanding After 1-for-12 Reverse Stock Split
704,255,413	140,851,083	58,687,951

If the Reverse Stock Split is between the two numbers in the table above, the number of outstanding shares will be proportionately reduced.

Change in Number and Exercise Price of Employee and Equity Awards. The Reverse Stock Split will reduce the number of shares of common stock available for issuance under our equity plans and agreements in proportion to the split ratio. Under the terms of our outstanding equity and option awards, the Reverse Stock Split will cause a reduction in the number of shares of common stock issuable upon exercise or vesting of such awards in proportion to the split ratio of the Reverse Stock Split and will cause a proportionate increase in the exercise price of such awards to the extent they are stock options. The number of shares authorized for future issuance under our equity plans will also be proportionately reduced. The number of shares of common stock issuable upon exercise or vesting of stock option awards will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding. Warrant and other convertible security holders, if any, will also see a similar reduction of the number of shares such instruments are convertible into as stock option holders described above.

Regulatory Effects. Our common stock is currently registered under Section 12(g) of the Exchange Act and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of the common stock under the Exchange Act or our obligation to publicly file financial and other information with the Securities and Exchange Commission. If the Reverse Stock Split is implemented, our common stock will continue to trade on the OTCQB unless and until we apply, and are accepted, to have our common stock traded on the Nasdaq Stock Market.

In addition to the above, the Reverse Stock Split will have the following effects upon our common stock:

●	The number of shares owned by each holder of common stock will be reduced;

●	The per share loss and net book value of our common stock will be increased because there will be a lesser number of shares of our common stock outstanding;

●	The authorized common stock and the par value of the common stock will remain $0.001 per share;

●
The stated capital on our balance sheet attributable to the common stock will be decreased and the additional paid-in capital account will be credited with the amount by which the stated capital is decreased;

●
All outstanding options, warrants, and convertible securities entitling the holders thereof to purchase shares of common stock, if any, will enable such holders to purchase, upon exercise thereof, fewer of the number of shares of common stock which such holders would have been able to purchase upon exercise thereof immediately preceding the Reverse Stock Split, at the same total price (but a higher per share price) required to be paid upon exercise thereof immediately preceding the Reverse Stock Split; and

●
As mentioned above, the Reverse Stock Split may result in some shareholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Shares of common stock after the Reverse Stock Split will be fully paid and non-assessable. The amendment will not change any of the other the terms of our common stock. The shares of common stock after the Reverse Stock Split will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the shares of common stock prior to the Reverse Stock Split.

Because the number of authorized shares of our common stock will be reduced by a lesser proportion than the ratio of the Reverse Stock Split, an overall effect of the Reverse Stock Split will be to increase the authorized but unissued shares of common stock. These additional authorized shares may be issued by our Board in its sole discretion. See “Anti-Takeover Effects of the Reverse Stock Split” below. Any future issuance will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of our common stock and preferred stock.

Once we implement a Reverse Stock Split, the share certificates representing the shares will continue to be valid. In the future, new share certificates will be issued reflecting the Reverse Stock Split, but this in no way will affect the validity of your current share certificates. The Reverse Stock Split will occur without any further action on the part of our shareholders. After the effective date of the Reverse Stock Split, each share certificate representing the shares prior to the Reverse Stock Split will be deemed to represent the number of shares shown on the certificate, divided by the split ratio. Certificates representing the shares after the Reverse Stock Split will be issued in due course as share certificates representing shares prior to the Reverse Stock Split are tendered for exchange or transfer to our transfer agent. We request that shareholders do not send in any of their stock certificates at this time.

As applicable, new share certificates evidencing new shares following the Reverse Stock Split that are issued in exchange for share certificates issued prior to the Reverse Stock Split representing old shares that are restricted shares will contain the same restrictive legend as on the old certificates. Also, for purposes of determining the term of the restrictive period applicable to the new shares after the Reverse Stock Split, the time period during which a shareholder has held their existing pre-Reverse Stock Split shares will be included in the total holding period.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split would become effective upon the filing of a Certificate of Amendment to our Certificate with the Secretary of State of Delaware. The exact date of the filing of the Certificate of Amendment that will effectuate the Reverse Stock Split will be determined by our Board based on its evaluation as to when such action will be the most advantageous to us and our shareholders. In addition, our Board reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the amendment to our Certificate, our Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our shareholders to proceed with the Reverse Stock Split. If a Certificate of Amendment effecting the Reverse Stock Split has not been filed with the Secretary of State of Delaware by the close of business one year from the date of this Annual Meeting, our Board will abandon the Reverse Stock Split.

After the filing of the Certificate of Amendment, our common stock will have a new CUSIP number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

As soon as practicable after the Reverse Stock Split our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates for record holders (i.e., shareholders who hold their shares directly in their own name and not through a broker). Record holders of pre-Reverse Stock Split shares will be asked to surrender to the transfer agent certificates representing pre-Reverse Stock Split shares in exchange for a book entry with the transfer agent or certificates representing post-Reverse Stock Split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

For street name holders of pre-Reverse Stock Split shares (i.e., shareholders who hold their shares through a broker), your broker will make the appropriate adjustment to the number of shares held in your account following the effective date of the Reverse Stock Split.

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

No service charges, brokerage commissions or transfer taxes will be payable by any shareholder, except that if any new stock certificates are to be issued in a name other than that in which the surrendered certificate(s) are registered it will be a condition of such issuance that (1) the person requesting such issuance pays all applicable transfer taxes resulting from the transfer (or prior to transfer of such certificate, if any) or establishes to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

Payment for Fractional Shares

No fractional shares of common stock will be issued as a result of the Reverse Stock Split. Instead, shareholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (a) the closing price of our common stock on the record date as reported on the OTC Markets by (b) the number of shares of our common stock held by such shareholder that would otherwise have been exchanged for such fractional share interest.

Accounting Matters

The par value per share of our common stock will remain unchanged at $0.001 per share after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on our consolidated balance sheet attributable to common stock will be reduced and the additional paid-in-capital account will be increased by the amount by which the stated capital is reduced. Per share net income or loss will be increased because there will be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the Reverse Stock Split.

Certain Federal Income Tax Consequences

Each shareholder is advised to consult their own tax advisor as the following discussion may be limited, modified or not apply based on your own particular situation.

The following is a summary of important tax considerations of the Reverse Stock Split. It addresses only shareholders who hold the pre-Reverse Stock Split shares and post-Reverse Stock Split shares as capital assets. It does not purport to be complete and does not address shareholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign shareholders, shareholders who hold the pre-Reverse Stock Split shares as part of a straddle, hedge, or conversion transaction, shareholders who hold the pre-Reverse Stock Split shares as qualified small business stock within the meaning of Section 1202 of the Code, shareholders who are subject to the alternative minimum tax provisions of the Code, and shareholders who acquired their pre-Reverse Stock Split shares pursuant to the exercise of employee stock options or otherwise as compensation. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the Reverse Stock Split.

The Reverse Stock Split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the Reverse Stock Split qualifies as reorganization, a shareholder generally will not recognize gain or loss on the Reverse Stock Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Stock Split shares. The aggregate tax basis of the post-Reverse Stock Split shares received will be equal to the aggregate tax basis of the pre-Reverse Stock Split shares exchanged (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-Reverse Stock Split shares received will include the holding period of the pre-Reverse Stock Split shares exchanged.

A holder of the pre-Reverse Stock Split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-Reverse Stock Split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-Reverse Stock Split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by us as a result of the Reverse Stock Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

  No Appraisal Rights

Shareholders have no rights under DGCL or under our charter documents to exercise dissenters’ rights of appraisal with respect to the Reverse Stock Split.

Anti-Takeover Effects of the Reverse Stock Split

The overall effect of the Reverse Stock Split may be to render more difficult the accomplishment of mergers or the assumption of control by a principal shareholder and thus make the removal of management more difficult.

Because the Reverse Stock Split will result in having additional authorized and unissued shares, the effective increase in our authorized shares as a result of the Reverse Stock Split could potentially be used by our Board to thwart a takeover attempt. The over-all effects of this might be to discourage, or make it more difficult to engage in, a merger, tender offer or proxy contest, or the acquisition or assumption of control by a holder of a large block of our securities and the removal of incumbent management. The Reverse Stock Split could make the accomplishment of a merger or similar transaction more difficult, even if it is beneficial to shareholders. Our Board might use the additional shares to resist or frustrate a third-party transaction, favored by a majority of the independent shareholders that would provide an above-market premium, by issuing additional shares to frustrate the takeover effort. However, this Reverse Stock Split is not the result of management’s knowledge of an effort to accumulate the Company’s securities or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise. Additionally, the Reverse Stock Split is not intended to effect a going private transaction.

Rather, as discussed above, the reason for the Reverse Stock Split is to increase the ability of institutions to purchase our common stock and the interest in our common stock by analysts and brokers as well as move us closer to meeting the Nasdaq initial listing standards.

Neither our Certificate nor our Bylaws presently contain any provisions having anti-takeover effects and the Reverse Stock Split Proposal is not a plan by our Board to adopt a series of amendments to our Certificate or Bylaws to institute an anti-takeover provision. We do not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

Plans for Newly Available Shares

The Company presently has no specific plans, nor has it entered into any arrangements or understandings regarding the shares of common stock that will be newly available for issuance upon effectiveness of the Reverse Stock Split. However, the Company’s management anticipates that it will continue to raise capital to fund future operations through private or public equity offerings. Any future equity financing may be dilutive to existing shareholders.

The Board recommends a vote “For” this proposal.

PROPOSAL 3.

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016

Our Board has appointed BDO USA, LLP, which we refer to as “BDO”, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016. BDO has been Cocrystal’s independent registered public accounting firm since 2014. Selection of Cocrystal’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders of Cocrystal for ratification. However, Cocrystal is submitting this matter to the shareholders as a matter of good corporate governance. Even if the appointment is ratified, the Board may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Cocrystal and its shareholders. If the appointment is not ratified, the Board will consider its options.

A representative of the BDO is not expected to be present at the Annual Meeting.

The Board recommends a vote “For” the ratification of the appointment of BDO.

AUDIT COMMITTEE REPORT

The following is a report by the Audit Committee regarding the responsibilities and functions of the Audit Committee.

 The principal purpose of the Audit Committee is to assist the Board in its general oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter.

 Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. BDO, our independent registered public accounting firm for 2015, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and as to the effectiveness of our internal control over financial reporting.

The Audit Committee has:

●	reviewed and discussed the audited financial statements with management;

●
met privately with the independent registered public accounting firm and discussed matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard No. 61 “Communications with Audit Committees”;

●
received the written disclosures and the letter from the independent registered public accounting firm, as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed its independence with Cocrystal; and

●
in reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC.

This report is submitted by the Audit Committee.

Steven Rubin, Chairman
Dr. Phillip Frost
Dr. David Block

The above Audit Committee Report is not deemed to be “soliciting material,” is not “filed” with the SEC and is not to be incorporated by reference in any filings that Cocrystal files with the SEC.

It is not the duty of the Audit Committee to determine that Cocrystal’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles or to plan or conduct audits. Those are the responsibilities of management and Cocrystal’s independent registered public accounting firm. In giving its recommendation to the Board, the Audit Committee has relied on: (1) management’s representations that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and (2) the report of Cocrystal’s independent registered public accounting firm with respect to such financial statements.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services on a case-by-case basis. In its review of non-audit services, the Audit Committee considers whether the engagement could compromise the independence of our independent registered public accounting firm, and whether the reasons of efficiency or convenience is in our best interest to engage our independent registered public accounting firm to perform the services.

Principal Accountant Fees and Services

Our Audit Committee reviews and approves audit and permissible non-audit services performed by our independent registered public accounting firm, as well as the fees charged for such services.  In its review of non-audit service and its appointment of BDO as our independent registered public accounting firm, the Audit Committee considered whether the provision of such services was compatible with maintaining independence.  All of the services provided and fees charged by our principal accountants in fiscal 2015 and 2014 were approved by the Audit Committee in accordance with its pre-approval policy.  The following table shows the fees paid to our principal accountants for the fiscal years ended December 31, 2015 and 2014.

	2015 ($)	2014 ($) (1)
Audit Fees (2)	123,607	128,826
Tax Fees (3)	32,578

Total	156,185	128,826

(1)	BDO was engaged as the Company’s independent registered public accounting firm on April 18, 2014. All 2014 fees reported relate to BDO.

(2)	Audit fees relate to the audit of our annual financial statements and the review of our interim quarterly financial statements.
(3)	Tax fees relate to professional services rendered by our principal accountant for tax compliance, tax advice and tax planning.

OTHER MATTERS

Cocrystal has no knowledge of any other matters that may come before the Annual Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Meeting or any adjournment, the persons soliciting proxies will have the discretion to vote as they see fit unless directed otherwise.

If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, Cocrystal will cancel your previously submitted proxy.

Annex A

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION
OF COCRYSTAL PHARMA, INC.

Cocrystal Pharma, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), hereby certifies as follows:

1.           Pursuant to Sections 242 and 228 of the Delaware General Corporation Law, the amendment herein set forth has been duly approved by the Board of Directors and holders of a majority of the outstanding capital stock of the Company.

2.           Section 4 of the Certificate of Incorporation is hereby replaced with the following:

The total number of shares of stock of all classes and series the Company shall have authority to issue is 205,000,000 shares consisting of (i) 200,000,000 shares of common stock, par value of $0.001 per share and (ii) 5,000,000 shares of preferred stock, par value $0.001 with such rights, preferences and limitations as may be set from time to time by resolution of the board of directors and the filing of a certificate of designation as required by the Delaware General Corporation Law.  Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each [NUMBER] shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the principal market for the Corporation’s common stock as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

3.           This Certificate of Amendment to Certificate of Incorporation was duly adopted and approved by the shareholders of this Company on the _____ day of _____ 2016 in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Incorporation as of the ___ day of ______ 2016.

COCRYSTAL PHARMA, INC.

By:
Jeffrey Meckler, Chief Executive Officer

A-1

COCRYSTAL PHARMA, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS – July 28, 2016 AT 1:00 PM

VOTING INSTRUCTIONS

If you vote by phone or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.

PHONE:	Call 1 (800) 690-6903

INTERNET:	https://www.proxyvote.com

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MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: [  ]

MARK HERE FOR ADDRESS CHANGE [  ] New Address (if applicable):

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: _______, 2016

(Print Name of Shareholder and/or Joint Tenant)

(Signature of Shareholder)

(Second Signature if held jointly)

The shareholder(s) hereby appoints Jeffrey Meckler and Walt Linscott, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of voting stock of COCRYSTAL PHARMA, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 1:00 p.m., New York time on July 28, 2016, at 1860 Montreal Road, Tucker, Georgia, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” all of the nominees in Proposal 1 and “FOR” Proposals 2 (all three ratios) and 3. If any other business is presented at the meeting, this proxy will be voted by the above-named proxies at the direction of the Board of Directors. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Proposal:

1. To elect members to Cocrystal’s Board of Directors.

Raymond Schinazi	FOR [ ]	WITHHELD [ ]	Phillip Frost	FOR [ ]	WITHHELD [ ]

Gary Wilcox	FOR [ ]	WITHHELD [ ]	Jane Hsiao	FOR [ ]	WITHHELD [ ]

Jeffrey Meckler	FOR [ ]	WITHHELD [ ]	Steven Rubin	FOR [ ]	WITHHELD [ ]

David Block	FOR [ ]	WITHHELD [ ]

2. To approve the amendment to Cocrystal’s Certificate of Incorporation to:

effect a reverse split of our common stock at an exchange ratio of 1 for 5.	FOR [ ] AGAINST [ ] ABSTAIN [ ]

effect a reverse split of our common stock at an exchange ratio of 1 for 12.	FOR [ ] AGAINST [ ] ABSTAIN [ ]

effect a reverse split of our common stock at an exchange ratio between 1 for 5 and 1 for 12.	FOR [ ] AGAINST [ ] ABSTAIN [ ]

3. To ratify the appointment of Cocrystal’s independent registered public accounting firm for fiscal year 2016.	FOR [ ] AGAINST [ ] ABSTAIN [ ]

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